Exhibit 10.1

April 30, 2010

David D. O’Toole

Dear David:

I am very pleased to provide you with the terms of your anticipated employment with Response Genetics, Inc. (“Response Genetics” or the “Company”).  The details of the Company’s offer (the “Offer”) are set forth below.  Please contact me if you have any questions about the terms in this Offer.  We look forward to working with you.

1.           Position.  Your position will be Vice President and Chief Financial Officer (“CFO”) reporting to the Company’s Chief Executive Officer or her successor, or such other senior executive officer as she may designate from time to time (your “Supervisor”).  You will work in the greater Los Angeles area, although you acknowledge that you may be required to travel from time to time in connection with your employment with the Company.  As a Response Genetics employee, we expect that you will perform any and all duties and responsibilities associated with your position in a satisfactory manner and to the best of your abilities at all times, and you will be expected to devote all of your working time to the performance of your duties at Response Genetics throughout your employment.

2.           Responsibilities.  Your principle responsibilities will include the following: (1) overall management of financial operations of the Company; (2) ensuring the Company meets or exceeds all regulatory, GAAP and other requirements related to financial functions and reporting; (3) coordinate the development and distribution of a coordinated strategic development plan; (4) attend and participate as a representative of the Company in regional and national healthcare industry conferences and trade shows as necessary; (5) write proposals, create and present client and investor presentations as necessary, and (6) performing responsibilities that are normally associated with your position and as otherwise may be assigned to you from time to time by your Supervisor or upon the authority of the Board of Directors of the Company (the “Board”).

3.           Starting Date/Term.  If you accept this offer, your employment with Response Genetics will begin on May 3, 2010 or such other date as we mutually agree no later than 30 days from the date of signing this Offer (“Commencement Date”), and extend for a term of one (1) year, with automatic one (1) year renewal terms thereafter (collectively, the “Term”) unless Employer or Employee gives written notice to the other of at least ninety (90) days prior to the expiration of any Term of such party’s election not to further extend this Offer, subject to any earlier termination of your employment as described below.  Any termination of your employment will be governed by the terms set forth in this Offer.

4.           Compensation and Benefits.

(a)           Base Salary.  Your base pay shall be at an annual rate of $255,000 which is payable bi-weekly, minus customary deductions for federal and state taxes and the like.

(b)           Annual Bonus.  You will be eligible to receive an annual bonus, in the Company’s discretion and based upon the Company’s Bonus Plan applicable to officers and key employees, in respect of each fiscal year during your employment with the Company of up to 35% of your base salary.  The bonus will be based upon the Company meeting certain targets, as determined by the Board, and you meeting certain personal objectives, as determined by your Supervisor and approved by the Board.  The bonus amount will be calculated and awarded within 45 days of the end of the Company’s fiscal year to which such annual bonus relates.

(c)           Equity Grant.  Subject to the approval of the Compensation Committee of the Board and the Board of Directors, the Company shall grant to you a nonqualified stock option to purchase 100,000 shares of common stock of the Company (the “Option”), subject to the terms and conditions of the Company’s 2006 Stock Plan and Standard Form of Option Offer.  The exercise price of the Option shall be equal to the fair market value, which is the closing price of the Common Stock on the composite tape for the trading day, of the Company’s common stock on your Commencement Date, and shall vest in equal annual amounts over a four (4) year period commencing on the first anniversary of the Commencement Date and each anniversary thereafter until fully vested, provided you remain employed during such period.  Notwithstanding the foregoing, in the event of a Change in Control as defined herein, 100% of the Option shall at that time fully accelerate and become exercisable.  For purposes hereof, “Change of Control” means the occurrence of any of the following events:

(i)           Ownership.  Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or

(ii)           Merger/Sale of Assets.  (A) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)           Change in Board Composition.  A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Commencement Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(iv)           For purposes of this Agreement, “Change in Control” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A), and any successor statute, regulation and guidance thereto.

(d)           Payment Upon Change of Control.  In the event a Change of Control occurs during your employment, you shall be entitled to the following payments:

(i)           Should a Change of Control occur during the first year of your employment, you shall be entitled to a cash payment that is equivalent to six (6) months salary at your then current annual rate of pay to be paid bi-weekly, minus customary deductions for federal and state taxes and the like, for six (6) months following the date of the Change of Control; or

(ii)           Should a Change of Control occur during the second or third years of your employment, you shall be entitled to a cash payment that is equivalent to nine (9) months salary at your then current annual rate of pay to be paid bi-weekly, minus customary deductions for federal and state taxes and the like, for nine (9) months following the date of the Change of Control.

(iii)           Notwithstanding the foregoing, if any payment or benefit you would receive under this Offer, when combined with any other payment or benefit you receive pursuant to a Change of Control (“Payment”) would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal state and local employments taxes, income taxes, and the Excise Tax results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

(e)           Benefits.  In addition to your compensation, you may take advantage of various benefits currently offered by the Company generally to its employees.  Any such benefits may be modified or changed from time to time at the sole discretion of the Company.  Where a particular benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable formal plan document.

(f)           Time Off.  You will be granted twenty (20) paid time off days (“PTO days”) for your use for vacation, personal or sick leave. Vacation should be scheduled upon consultation with your Supervisor and with advance notice.  A total of thirty (30) accrued but unused PTO days will be paid to you should you leave the Company’s employment. The Company will also observe 10 holidays per year, for which you will be paid.

5.           Termination of Employment.

(a)  General.  Your employment with the Company shall terminate prior to the expiration of the Term upon the earliest to occur of: (i) your death, (ii) a termination by the Company by reason of your permanent disability (subject to any applicable laws), (iii) a termination by the Company with or without Cause (as defined below), subject to expiration of applicable notice periods, or (iv) your resignation with or without Good Reason, with at least subject to expiration of applicable notice periods.

(b)  Required Notice.  Except in the case of a termination by the Company for Cause or by reason of your permanent disability, where such termination shall be effective upon your receipt of written notice from the Company (or any later date set forth in such written notice), either you or the Company, as applicable, shall provide the other with written notice of your termination of, or resignation from, as applicable, employment, which termination shall be effective upon the expiration of the Required Notice Period.  The “Required Notice Period” shall mean sixty (60) days, in the case of a termination of your employment occurring on or prior to the first anniversary of the Commencement Date; provided, however, that in the case of your resignation from employment without Good Reason, the Company may elect at any point during the Required Notice Period to waive the remaining portion of such period, and have your employment with the terminate upon such election (which election, and termination as a result thereof, shall not be considered a termination by the Company hereunder).   Except as described in the preceding proviso, both your and the Company’s obligations under this Offer shall continue during the Required Notice Period; provided, however, at any time during such Required Notice Period, the Company may elect to limit, or otherwise not require you to perform, any or all of your duties and responsibilities pursuant this Offer, which election shall in no event otherwise change the obligations of the Company or Employee during the remainder of the Required Notice Period.

(c)           Definitions.  For purposes of this Offer:

(i)           “Cause” shall mean: (A) engaging in dishonesty or misconduct that is injurious to the Company; (B) your conviction of, pleas of guilty to, or entry of nolo contendere to, any felony or crime involving moral turpitude, material fraud or embezzlement of the Company’s property or a charge or indictment of any other felony; or (C) your breach of any of the material terms of this Offer, including the confidentiality obligations set forth herein.

(ii)           “Good Reason” shall mean your resignation following: (A)a material breach by the Company of its obligations hereunder, provided you have first given notice to the Company of such alleged breach and the Company has failed to cure same within ten (10) days of receipt of such notice; (B) your compensation and benefits are materially reduced; or (C) the imposition of a requirement by the Company that you relocate your principal office to a location outside of the State of California that necessitates a change in your home residence.

(iii)           For the purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respond to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and any successor statute, regulation and guidance thereto.

6.           Section 409A.

(a)           Notwithstanding anything herein to the contrary, any payment of nonqualified deferred compensation under Section 409A of the Code that is otherwise required to be made under the Employment Agreement to the Employee upon Employee’s separation from service shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)           The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit set forth in this Offer, including but not limited to consequences related to Code Section 409A.  You and the Company agree to both negotiate in good faith and jointly execute an amendment to modify this Offer to the extent necessary to comply with the requirements of Code Section 409A; provided that no such amendment shall increase the total financial obligation of the Company under this Offer.  In the event that the Company determines in good faith that it is required to withhold taxes from any payment or benefit already provided to you, you agree to pay on demand the amount the Company has determined to the Company.

7.           Indemnity.  The Company shall indemnify you and hold you harmless from any and all claims arising from or relating to your performance of your duties hereunder to the fullest extent permitted by law and/or the Company’s Directors and Officers Liability Insurance.

8.           Your Certifications To Response Genetics. As a condition of your employment:

(a)           You hereby certify to Response Genetics that you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your employment by Response Genetics.  You further hereby certify that your signing this letter of employment with Response Genetics does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound.

(b)           You hereby certify that all facts you have presented or will present to Response Genetics are accurate and true.  This includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience) on any job application, resume or c.v., or in any interview or discussion with Response Genetics.

9.           Restrictions on Conduct.

(a)           Confidential Information.  You acknowledge that, during the course of your continued employment, you will have access to information about the Company and its subsidiaries (collectively, the “Company Group”) and that your employment with the Company will bring you into close contact with confidential and proprietary information of the Company Group.  In recognition of the foregoing, you expressly agree, at all times during the term of your employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation or other entity without written authorization of the Company, any Confidential Information of the Company Group.  You further agree not to make copies of such Confidential Information except as authorized by the Company.  For purposes hereof, “Confidential Information” means confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to the Company or any other member of the Company Group, or (ii) that the Company or any other member of the Company Group may receive belonging to suppliers, customers or others who do business with the Company or any other member of the Company Group.  Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items which are or have become publicly known through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved; or (ii) any information that you are required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event you agree to give the Company prompt written notice thereof so that the Company or other member of the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this agreement.

(b)           Noncompetition.  You covenant and agree that during your employment with the Company, you shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control, participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for, any person or entity (other than the Company or any other member of the Company Group), that engages in any business activity that is competitive with the business of the Company.

(c)           Noninterference.   You covenant and agree that during the your employment with the Company and for the twelve (12) month period immediately thereafter, you shall not, directly or indirectly, for your own account or for the account of any other individual or entity, engage in Interfering Activities.  “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by, or individual or entity providing consulting services to, the Company or any other member of the Company Group to terminate such employment or consulting services; provided, that the foregoing shall not be violated by general advertising not targeted at employees or consultants of the Company.

(d)           Injunctive Relief.  You expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Section 9 may result in substantial, continuing and irreparable injury to the Company Group.  Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to seek injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.

(e)           Severability.  Each of the rights enumerated in this Section 9 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity.  If any of the provisions of this Section 9 or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this agreement, which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, both you and the Company agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision to the maximum and/or broadest duration, scope and/or area permissible by law and in its reduced form said provision shall then be enforceable.

10.           Inventions and Intellectual Property Rights.

(a)           Assignment of Inventions.  You agree that you will, without additional compensation, promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all your right, title and interest throughout the world in and to any and all developments, original works of authorship, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which you may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Transition Period, whether or not during regular working hours, provided they: (i) relate or related at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company Group; (ii) result or resulted from, or relate or related to, any work performed for the Company Group; or (iii) are or were developed through the use of Confidential Information and/or Company Group resources or in consultation with Company Group personnel (collectively referred to as “Developments”).  You further acknowledge that all Developments which are made by you (solely or jointly with others) within the scope of your employment and during the Transition Period are “works made for hire” (to the greatest extent permitted by applicable law) for which you are, in part, compensated by your base salary, unless regulated otherwise by law.  In the event any such Development is deemed not to be a work made for hire, you hereby assign all rights in such Development to the Company.

11.           Employment Terms.  All Company employees are required, as a condition to your employment with the Company, to (i) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States; (ii) satisfactory proof of your identity as required by United States law; and (iii) abide by the Company’s Personnel Policies and Procedures as created by the Company and amended from time to time.

12.           Assignment.  This Offer is not assignable by you but may be assigned by the Company without your prior consent.

13.           Miscellaneous. This letter constitutes the Company’s entire offer regarding the terms and conditions of your prospective employment with Response Genetics.  It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the terms of employment.  The terms of your employment shall be governed by the law of the State of California.

You may accept this offer of employment by signing the enclosed additional copy of this letter.  Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth herein.  This offer will expire on May 10, 2010 unless accepted by you prior to such date by directing the signed offer letter to the attention of Kathleen Danenberg.

We are pleased to offer you the opportunity to join Response Genetics, and we look forward to having you aboard.  We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

/s/ Kathleen Danenberg

Kathleen Danenberg

Agreed to and Acknowledged:

/s/ David D. O’Toole________________________
Signature

May 3, 2010________________________
Date